Exhibit 99.1

Media Relations: Mark Petrarca 414-359-4100 mpetrarca@aosmith.com	Investor Relations: Helen Gurholt 414-359-4157 hgurholt@aosmith.com
FOR IMMEDIATE RELEASE
January 31, 2023

A. O. Smith Reports Record 2022 Sales, an Increase of 6% over
2021 and Introduces 2023 Guidance
2022 Highlights
(Comparisons are year-over-year (“YoY”), unless otherwise noted)
•Record sales of $3.8 billion, an increase of 6% primarily driven by previously announced inflation-related pricing actions
•Net earnings of $235.7 million, including an after-tax non-cash pension settlement expense of $249.6 million, resulting in earnings per share (EPS) of $1.51 as the company completed the planned settlement of the majority of its pension obligations
•Adjusted earnings1 of $488.7 million resulted in adjusted EPS1 of $3.14, an increase of 6%
•2023 Outlook:
◦Sales flat to 2022 at the mid-point with a range of plus or minus 3%
◦EPS of between $3.15 and $3.45
1Excludes pension settlement expense, legal judgment income, terminated acquisition-related expenses and non-operating pension expense and income. See accompanying GAAP to Non-GAAP reconciliations for further details
Milwaukee, Wis.— Global water technology company A. O. Smith Corporation (“the Company”) (NYSE: AOS) today announced its full year and fourth quarter 2022 results.
Key Financial Metrics
Full Year
(in millions, except per share amounts)

	2022	2021	% Change YoY
Net sales	$3,754	$3,539	6%
Net earnings	$235.7	$487.1	-52%
Adjusted earnings[2]	$488.7	$477.3	2%
Diluted earnings per share	$1.51	$3.02	-50%
Adjusted earnings per share[2]	$3.14	$2.96	6%
2Excludes pension settlement expense, legal judgment income, terminated acquisition-related expenses and non-operating pension expense and income. See accompanying GAAP to Non-GAAP reconciliations for further details

Fourth Quarter
(in millions, except per share amounts)

	Q4 2022	Q4 2021	% Change YoY
Net sales	$936.1	$995.5	-6%
Net (loss) earnings	$(120.1)	$139.6	-186%
Adjusted earnings[3]	$131.6	$136.9	-4%
Diluted (loss) earnings per share	$(0.78)	$0.87	-190%
Adjusted earnings per share[3]	$0.86	$0.85	1%
3Excludes pension settlement expense and non-operating pension expense and income. See accompanying GAAP to Non-GAAP reconciliations for further details
“A. O. Smith delivered a second consecutive year of record sales in 2022, as benefits from inflation-related pricing actions and higher volumes of our energy efficient boilers more than offset market challenges, including significant U.S. residential water heater destocking activity, which led to lower residential water heater volumes in the second half of the year,” noted Kevin J. Wheeler, chairman and chief executive officer. “I am pleased with our global team’s ability to execute against lingering but improved headwinds in supply chain, inflation and COVID-19-related disruptions in China to deliver strong adjusted earnings.”
Full year adjusted earnings of $488.7 million and adjusted EPS of $3.14 excluded the following:
•A non-cash, pre-tax expense of $417.3 million, or $1.60 per share after taxes, due to the planned settlement of pension liabilities;
•Pre-tax non-operating pension expenses of $11.7 million, or $0.06 per share after taxes;
•A pre-tax gain of $11.5 million, or $0.05 per share after taxes, due to a judgment obtained against a competitor related to the infringement of one of the Company’s patents; and
•Pre-tax expenses of $4.3 million, or $0.02 per share after taxes, associated with terminated acquisition costs.
Fourth quarter adjusted earnings of $131.6 million and adjusted EPS of $0.86 excluded the following:
•A non-cash, pre-tax expense of $417.3 million, or $1.60 per share after taxes, due to the planned settlement of pension liabilities, and
•Pre-tax non-operating pension expenses of $2.8 million, or $0.02 per share after taxes.
Segment-level Performance
North America
Full Year 2022
2022 sales of $2,819.1 million improved 11% over 2021 as benefits from pricing actions taken in 2021 and continued strong demand for our boiler and water treatment products were partially offset by weaker residential water heater demand. Giant Factories, Inc. (Giant), a Canadian water heater company that the Company acquired in October 2021, added $94 million of incremental sales in 2022.
Segment earnings were $266.0 million and segment operating margin was 9.4% in 2022 compared to segment earnings of $590.8 million and segment operating margin of 23.4% in 2021. The significant year-over-year decrease in segment earnings and segment operating margin was primarily due to a pre-tax non-cash pension settlement expense of $346.8 million. Adjusted segment earnings were $611.0 million in 2022. Adjusted segment earnings, which excluded the pension settlement above, a pre-tax gain of $11.5 million due to a judgment against a competitor related to patent infringement and pre-tax non-operating pension expenses of $9.7 million, increased 5% compared with adjusted segment earnings in 2021. The positive impacts to earnings from inflation-related price increases and higher boiler and water treatment sales were partially offset by lower residential water heater volumes, higher-cost materials and costs associated with production inefficiencies. For the reasons noted above, adjusted segment operating margin of 21.7% declined compared with 22.9% in 2021.
Fourth Quarter 2022
Fourth quarter sales of $692.0 million declined 3% compared to record fourth quarter sales in the previous year as pricing actions and higher boiler volumes driven by backlog reduction were more than offset by weaker residential water heater demand.
Segment losses were $187.5 million and segment operating margin was -27.1% in 2022 compared to segment earnings of $166.9 million and segment operating margin of 23.3% in 2021. The significant year-over-year decrease in segment earnings and segment operating margin was primarily due to a pre-tax non-cash pension settlement expense of $346.8 million. Adjusted segment earnings were $161.2 million in the fourth quarter of 2022. Adjusted segment earnings, which excluded the pension settlement above and pre-tax non-operating pension expenses of $1.9 million, decreased 2% compared with adjusted segment earnings in the fourth quarter of 2021. The positive impacts to earnings from inflation-related price increases, lower steel costs and higher boiler volumes were more than offset by lower residential water heater volumes. Adjusted segment operating margin increased to 23.3% compared with 23.0% in the fourth quarter of 2021 due to an improved price cost relationship.
Rest of World
Full Year 2022
Rest of World sales of $965.8 million decreased 7% year-over-year, including an unfavorable currency translation impact of approximately $49 million, of which $36 million related to sales in China. In local currency, segment sales decreased by approximately 2% year-over-year. The decrease in sales in 2022 was primarily driven by lower consumer demand in China due to COVID-19-related disruptions and lockdowns. Sales in India increased 28% in local currency in 2022 due to strong demand for our water heater and water treatment products.
Segment earnings of $96.3 million increased 5% compared with 2021. In China, the impact of lower volumes was offset by lower selling and advertising costs. Segment operating margin of 10.0% increased 120 basis points compared with 2021. Segment operating margin improvement was primarily due to an improved cost structure, as well as management of discretionary spending in China.
Fourth Quarter 2022
Rest of World sales of $249.7 million decreased 13% year-over-year, including an unfavorable currency translation impact of approximately $28 million, of which $24 million related to sales in China. In local currency, segment sales decreased by approximately 4% year-over-year. The decrease in sales in the fourth quarter of 2022 was driven by lower consumer demand in China due to COVID-19-related lockdowns. Sales in India increased 16% in local currency in the fourth quarter of 2022.
Segment earnings of $31.6 million increased 4% compared with the fourth quarter of 2021. In China, the impact of lower volumes was more than offset by lower incentive and selling costs. Segment operating margin of 12.7% increased 210 basis points compared with the fourth quarter of 2021 due to the factors above.

Balance Sheet, Liquidity and Capital Allocation
As of December 31, 2022, cash and marketable securities balances totaled $481.8 million and debt totaled $344.5 million, resulting in a leverage ratio of 16.5% as measured by total debt-to-total capitalization.
Cash provided by operations was $391.4 million and free cash flow was $321.1 million in 2022, which decreased year-over-year. The lower cash provided by operations in 2022 compared with the prior year was primarily driven by lower customer deposits in China, higher 2021-related incentive payments made in 2022 and additional working capital cash outlays primarily related to higher cost inventories that more than offset lower accounts receivable balances.
As part of its commitment to return capital to shareholders, the Company repurchased 6,647,895 shares at a cost of $403.5 million in 2022. As of December 31, 2022, authority remained to repurchase approximately 0.4 million additional shares. In January 2023, the Company’s board of directors increased the number of shares authorized for repurchase by an additional 7.5 million shares. The Company expects to spend $200 million repurchasing shares in 2023.
On January 17, 2023, the Company’s board of directors approved a $0.30 per share dividend for shareholders of record on January 31, payable on February 15, marking 83 consecutive years of dividend payments.
Pension Plan Termination
As the Company previously announced, to de-risk its liability associated with its fully funded pension plan, the Company’s board of directors approved the termination of the Company’s largest defined benefit pension plan (“the Plan”), which represented over 95% of the Company’s pension liability, with a termination date of December 31, 2021. The Plan was previously sunset for benefits earned on December 31, 2014. In December 2022, the Company annuitized the Plan’s remaining pension liability. The Plan settlement accelerated the recognition of approximately $417.3 million of non-cash, pre-tax pension expenses. The tax benefits recognized associated with the pension settlement of $167.7 million, included amounts recorded at historical tax rates and resulted in an after-tax EPS of $1.60. In 2021, to protect the Plan’s funded status, the Plan transferred its assets to lower risk investments. The impact of this transition resulted in a lower rate of return on pension investments and accordingly, higher pension expenses in 2022, compared with previous years. The Company recognized $11.7 million of non-operating pension expenses in 2022 compared with $13.1 million of non-operating pension income in 2021.
Outlook
2023 Outlook
(in millions except per share amounts)

	2022	2023 Outlook
	Actual	Low End	High End
Net sales	$3,754	$3,640	$3,865
Diluted earnings per share	$1.51	$3.15	$3.45
Adjusted earnings per share	$3.14[4]	$3.15	$3.45
4Excludes pension settlement expense, legal judgment income, terminated acquisition-related expenses and non-operating pension expense and income. See accompanying GAAP to Non-GAAP reconciliations for further details
“We successfully weathered many challenges in 2022, including an unprecedented reset in the wholesale residential water heater industry and negative impacts from COVID-19-related restrictions on consumer demand in China. We enter 2023 with the inventory adjustments in the wholesale residential market largely behind us while staying mindful of headwinds in new home construction, which we believe remains in a deficit position. In China, we believe the lifting of certain COVID-19-related restrictions is a positive step to an improved economic environment. Our outlook for 2023 projects our sales to be flat year-over-year, +/- 3%. We anticipate improved profitability as input costs moderate and expect our full year EPS to be between $3.15 and $3.45, a 5% year-over-year increase at the mid-point,” stated Wheeler.
“Our strong balance sheet and free cash flow continues to provide us the liquidity to focus on our capital allocation priorities of organic growth, dividends, acquisitions, and share repurchases, which we believe will enable us to execute our strategy to invest and grow profitably.”
The Company’s guidance excludes the potential impacts from future acquisitions and assumes the COVID-19-related impacts in China improve in the second half of the year and do not significantly impact our operations or our employees, customers or suppliers.
A. O. Smith will host a webcasted conference call at 10:00 a.m. (Eastern Daylight Time) today. The call can be heard live on the Company’s website. An audio replay of the call will be available on the Company’s website after the live event. To access the archived audio replay, go to the “Investors” page and select the Fourth Quarter 2022 Earnings Call link.
To provide improved transparency into the operating results of its business, the Company is providing non-GAAP measures. Free cash flow is defined as cash provided by operations less capital expenditures. Adjusted earnings, adjusted EPS, adjusted segment earnings and adjusted corporate expenses exclude the impact of pension settlement expenses, as well as legal judgment income, expenses associated with terminated acquisition costs and non-operating pension expenses and income, which are discussed earlier in this release. Reconciliations from GAAP measures to non-GAAP measures are provided in the financial information included in this news release.

Forward-looking Statements
This release contains statements that the Company believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “forecast,” “continue,” “guidance,” “outlook” or words of similar meaning. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Important factors that could cause actual results to differ materially from these expectations include, among other things, the following: further softening in U.S. residential water heater demand; negative impacts to the Company, particularly the demand for its products, resulting from global inflationary pressures or a potential recession in one or more of the markets in which the Company participates; the Company’s ability to continue to obtain commodities, components, parts and accessories on a timely basis through its supply chain and at expected costs; negative impacts to demand for the Company’s products, particularly commercial products, as a result of the severity and duration of the lingering effects of the COVID-19 pandemic; further weakening in U.S. residential or commercial construction or instability in the Company’s replacement markets; inability of the Company to implement or maintain pricing actions; an uneven recovery of the Chinese economy or decline in the growth rate of consumer spending or housing sales in China; negative impact to the Company’s business in China as a result of future COVID-19-related disruptions there; negative impact to the Company’s businesses from international tariffs, trade disputes and geopolitical differences, including the conflict in Ukraine; potential weakening in the high-efficiency boiler segment in the U.S.; substantial defaults in payment by, material reduction in purchases by or the loss, bankruptcy or insolvency of a major customer; foreign currency fluctuations; the Company’s inability to successfully integrate or achieve its strategic objectives resulting from acquisitions; competitive pressures on the Company’s businesses; the impact of potential information technology or data security breaches; changes in government regulations or regulatory requirements; the inability to respond to secular trends toward decarbonization and energy efficiency; and adverse developments in general economic, political and business conditions in key regions of the world. Forward-looking statements included in this news release are made only as of the date of this release, and the Company is under no obligation to update these statements to reflect subsequent events or circumstances. All subsequent written and oral forward-looking statements attributed to the Company, or persons acting on its behalf, are qualified entirely by these cautionary statements.
About A. O. Smith
A. O. Smith Corporation, with headquarters in Milwaukee, Wis., is a global leader applying innovative technology and energy-efficient solutions to products manufactured and marketed worldwide. Listed on the New York Stock Exchange (NYSE: AOS), the Company is one of the world’s leading manufacturers of residential and commercial water heating equipment and boilers, as well as water treatment products. For more information, visit www.aosmith.com.
SOURCE: A. O. Smith Corporation
###

A. O. SMITH CORPORATION
Statement of Earnings (Losses)
(condensed consolidated financial statements -
dollars in millions, except share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	(unaudited)		(unaudited)
	2022	2021	2022	2021
Net sales	$936.1	$995.5	$3,753.9	$3,538.9
Cost of products sold	587.5	634.9	2,424.3	2,228.0
Gross profit	348.6	360.6	1,329.6	1,310.9
Selling, general and administrative expenses	168.9	184.2	670.9	701.4
Interest expense	3.4	1.4	9.4	4.3
Other expense (income)(1)	419.2	(6.8)	425.6	(20.4)
(Losses) earnings before provision for income taxes	(242.9)	181.8	223.7	625.6
(Benefit from) provision for income taxes(2)	(122.8)	42.2	(12.0)	138.5
Net (losses) earnings	$(120.1)	$139.6	$235.7	$487.1
Diluted (losses) earnings per share of common stock(3)	$(0.78)	$0.87	$1.51	$3.02
Average common shares outstanding (000’s omitted)	153,158	160,171	155,779	161,320
(1) Other expense (income) includes pension settlement expense of $417.3 million in the three and twelve months ended December 31, 2022.
(2) (Benefit from) provision for income taxes includes a benefit of ($167.7) million in the three and twelve months ended December 31, 2022, related to the pension settlement expense.
(3) Earnings per share amounts are calculated discretely and, therefore, may not add up to the total due to rounding.

A. O. SMITH CORPORATION
Balance Sheet
(dollars in millions)

	(unaudited) December 31, 2022	December 31, 2021
ASSETS:
Cash and cash equivalents	$391.2	$443.3
Marketable securities	90.6	188.1
Receivables	581.2	634.4
Inventories	516.4	447.7
Other current assets	54.3	39.1
Total Current Assets	1,633.7	1,752.6
Net property, plant and equipment	590.7	606.7
Goodwill and other intangibles	967.6	992.6
Operating lease assets	29.8	32.5
Other assets	110.5	90.0
Total Assets	$3,332.3	$3,474.4
LIABILITIES AND STOCKHOLDERS’ EQUITY:
Trade payables	$625.8	$745.9
Accrued payroll and benefits	75.7	113.4
Accrued liabilities	159.1	181.8
Product warranties	63.6	70.9
Debt due within one year	10.0	6.8
Total Current Liabilities	934.2	1,118.8
Long-term debt	334.5	189.9
Pension liabilities	9.9	15.9
Operating lease liabilities	22.4	22.3
Other liabilities	283.6	295.3
Stockholders’ equity	1,747.7	1,832.2
Total Liabilities and Stockholders’ Equity	$3,332.3	$3,474.4

A. O. SMITH CORPORATION
Statement of Cash Flows
(dollars in millions)

	Twelve Months Ended December 31,
	(unaudited)
	2022	2021
Operating Activities
Net earnings	$235.7	$487.1
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation & amortization	76.9	77.9
Stock based compensation expense	11.1	11.9
Pension settlement expense	417.3	—
Pension settlement non-cash taxes	(167.7)	—
Net changes in operating assets and liabilities:
Current assets and liabilities	(194.1)	90.8
Noncurrent assets and liabilities	12.2	(26.6)
Cash Provided by Operating Activities	391.4	641.1
Investing Activities
Capital expenditures	(70.3)	(75.1)
Acquisitions	(8.0)	(207.6)
Investment in marketable securities	(91.6)	(185.4)
Net proceeds from sale of marketable securities	178.0	118.2
Cash Provided by (Used in) Investing Activities	8.1	(349.9)
Financing Activities
Long-term debt incurred	150.6	83.5
Common stock repurchases	(403.5)	(366.5)
Net (payments) proceeds from stock option activity	(0.7)	32.1
Dividends paid	(177.2)	(170.1)
Cash Used In Financing Activities	(430.8)	(421.0)
Effect of exchange rate changes on cash and cash equivalents	(20.8)	—
Net decrease in cash and cash equivalents	(52.1)	(129.8)
Cash and cash equivalents - beginning of period	443.3	573.1
Cash and Cash Equivalents - End of Period	$391.2	$443.3

A. O. SMITH CORPORATION
Business Segments
(dollars in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	(unaudited)		(unaudited)
	2022	2021	2022	2021
Net sales
North America	$692.0	$714.8	$2,819.1	$2,529.5
Rest of World	249.7	287.9	965.8	1,036.5
Inter-segment sales	(5.6)	(7.2)	(31.0)	(27.1)
	$936.1	$995.5	$3,753.9	$3,538.9
(Losses) earnings
North America (1)	$(187.5)	$166.9	$266.0	$590.8
Rest of World	31.6	30.5	96.3	91.4
Inter-segment earnings elimination	(0.2)	(0.1)	(0.3)	(0.2)
	(156.1)	197.3	362.0	682.0
Corporate expense (2)	(83.4)	(14.1)	(128.9)	(52.1)
Interest expense	(3.4)	(1.4)	(9.4)	(4.3)
(Losses) earnings before income taxes	(242.9)	181.8	223.7	625.6
(Benefit from) provision for income taxes(3)	(122.8)	42.2	(12.0)	138.5
Net (losses) earnings	$(120.1)	$139.6	$235.7	$487.1

Additional Information
(1) Adjustments: North America
includes pension settlement expense of:	$346.8	$—	$346.8	$—
includes pension expense (income) of:	1.9	(2.7)	9.7	(10.5)
includes legal judgment income of:	—	—	(11.5)	—
(2) Adjustments: Corporate
includes pension settlement expense of:	70.5	—	70.5	—
includes pension expense (income) of:	0.9	(0.9)	2.0	(2.6)
includes terminated acquisition-related expenses of:	—	—	4.3	—
(3) (Benefit from) provision for income taxes includes a benefit of ($167.7) million in the three and twelve months ended December 31, 2022, related to the pension settlement expense.

A. O. SMITH CORPORATION
Adjusted Earnings and Adjusted Earnings Per Share
(dollars in millions, except per share data)
(unaudited)
The following is a reconciliation of net (loss) earnings and diluted (loss) earnings per share to adjusted earnings (non-GAAP) and adjusted earnings per share (non-GAAP):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Net (Loss) Earnings (GAAP)	$(120.1)	$139.6	$235.7	$487.1
Pension settlement expense, before tax	417.3	—	417.3	—
Pension expense (income), before tax	2.8	(3.6)	11.7	(13.1)
Legal judgment income, before tax	—	—	(11.5)	—
Terminated acquisition-related expenses, before tax	—	—	4.3	—
Tax effect on above items	(168.4)	0.9	(168.8)	3.3
Adjusted Earnings (non-GAAP)	$131.6	$136.9	$488.7	$477.3

Diluted (Loss) Earnings Per Share (GAAP)(1)	$(0.78)	$0.87	$1.51	$3.02
Pension settlement expense per diluted share, before tax	2.72	—	2.68	—
Pension expense (income) per diluted share, before tax	0.02	(0.02)	0.08	(0.08)
Legal judgment income per diluted share, before tax	—	—	(0.07)	—
Terminated acquisition-related expenses per diluted share, before tax	—	—	0.03	—
Tax effect on above items per diluted share	(1.10)	—	(1.09)	0.02
Adjusted Earnings Per Share (non-GAAP)(1)	$0.86	$0.85	$3.14	$2.96
(1) Earnings (loss) per share amounts are calculated discretely and, therefore, may not add up to the total due to rounding.

A. O. SMITH CORPORATION
Adjusted Segment Earnings
(dollars in millions)
(unaudited)
The following is a reconciliation of reported segment (loss) earnings to adjusted segment earnings (non-GAAP):

	Three Months Ended December 31,		Twelve Months Ended, December 31,
	2022	2021	2022	2021
Segment (Loss) Earnings (GAAP)
North America	$(187.5)	$166.9	$266.0	$590.8
Rest of World	31.6	30.5	96.3	91.4
Inter-segment earnings elimination	(0.2)	(0.1)	(0.3)	(0.2)
Total Segment (Loss) Earnings (GAAP)	$(156.1)	$197.3	$362.0	$682.0
Adjustments:
North America	$348.7	$(2.7)	$345.0	$(10.5)
Rest of World	—	—	—	—
Inter-segment earnings elimination	—	—	—	—
Total Adjustments	$348.7	$(2.7)	$345.0	$(10.5)
Adjusted Segment Earnings (non-GAAP)
North America	$161.2	$164.2	$611.0	$580.3
Rest of World	31.6	30.5	96.3	91.4
Inter-segment earnings elimination	(0.2)	(0.1)	(0.3)	(0.2)
Total Adjusted Segment Earnings (non-GAAP)	$192.6	$194.6	$707.0	$671.5

Additional Information
Adjustments: North America Segment
Pension settlement expense, before tax	$346.8	$—	$346.8	$—
Pension expense (income), before tax	1.9	(2.7)	9.7	(10.5)
Legal judgment income, before tax	—	—	(11.5)	—
Total Adjustments	$348.7	$(2.7)	$345.0	$(10.5)

Adjusted Corporate Expense
(dollars in millions)
(unaudited)
The following is a reconciliation of reported Corporate Expense to adjusted Corporate Expense (non-GAAP):

	Three Months Ended December 31,		Twelve Months Ended, December 31,
	2022	2021	2022	2021
Corporate Expense (GAAP)	$(83.4)	$(14.1)	$(128.9)	$(52.1)
Adjustments:
Pension settlement expense, before tax	$70.5	$—	$70.5	$—
Corporate pension expense (income)	0.9	(0.9)	2.0	(2.6)
Terminated acquisition-related expenses	—	—	4.3	—
Corporate Expense (non-GAAP)	$(12.0)	$(15.0)	$(52.1)	$(54.7)

A. O. SMITH CORPORATION
Free Cash Flow
(dollars in millions)
(unaudited)

The following is a reconciliation of reported cash flow from operating activities to free cash flow (non-GAAP):

	Twelve Months Ended, December 31,
	2022	2021
Cash provided by operating activities (GAAP)	$391.4	$641.1
Less: Capital expenditures	(70.3)	(75.1)
Free cash flow (non-GAAP)	$321.1	$566.0

A. O. SMITH CORPORATION
2023 EPS Guidance and 2022 Adjusted EPS
(unaudited)

The following is a reconciliation of diluted EPS to adjusted EPS (non-GAAP) (all items are net of tax):

	2023 Guidance	2022
Diluted EPS (GAAP)	$ 3.15 - 3.45	$1.51
Pension settlement expense	—	1.60	(1)
Pension expense	—	0.06	(2)
Legal judgment income	—	(0.05)
Terminated acquisition-related expenses	—	0.02
Adjusted EPS (non-GAAP)	$ 3.15 - 3.45	$3.14
(1)Includes pre-tax pension settlement expense of $346.8 million and $70.5 million, within the North America segment and Corporate expenses, respectively.
(2)Includes pre-tax pension expense of $9.7 million and $2.0 million, within the North America segment and Corporate expenses, respectively.